Exhibit 21

Subsidiaries of the Registrant

		Percentage of
	Jurisdiction of	Our Ownership
Name	Incorporation	Interest
Majority Owned Subsidiaries:
SemiLEDs Optoelectronics Co., Ltd.	Taiwan	100.00%
Helios Crew Corporation	Delaware	100.00%
Taiwan Bandaoti Zhaoming Co., Ltd. (Silicon Base Development, Inc.)	Taiwan	97.37%